PRICING SUPPLEMENT NO. 128 DATED                        Filed Pursuant to
SEPTEMBER 16, 1999 TO PROSPECTUS DATED                  Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY                     File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998
AND AUGUST 18, 1999

                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series E
                Due 9 Months to 25 Years from date of issue

      Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Additional Agent Prospectus Supplements dated September 24, 1998 and August 18, 1999.

Aggregate Principal Amount:             $1,158,000.00
Original Issue Date (Settlement Date):  September 21, 1999
Stated Maturity Date:                   August 15, 2002
Issue Price to Public:                  100.00% of Principal Amount
Interest Rate:                          7.250% Per Annum
Interest Payment Dates:                 October 15 and Monthly Thereafter
                                        Commencing October 15, 1999

Survivor's Option:                      [ X ] Yes     [   ] No
Optional Redemption:                    [   ]  Yes    [ X ] No

                                        Principal Amount of Notes
      Agent                             Solicited by Each Agent

First of Michigan Corporation           $  210,000.00
Prudential Securities Incorporated      $  265,000.00
J.J.B. Hilliard, W.L. Lyons, Inc        $  193,000.00
Roney & Co, Inc                         $  305,000.00
Raymond James & Associates, Inc         $  135,000.00
J.W. Korth & Company                    $   50,000.00
      Total                             $1,158,000.00

                                        Per Note Sold by
                                        Agents To Public        Total

Issue Price:                            $    1,000.00       $1,158,000.00
Agent's Discount or Commission:         $        5.00       $   5,790 .00
Maximum Dealer's Discount or
  Selling Concession:                   $        8.50       $    9,843.00
Proceeds to the Company:                $      986.50       $1,142,367.00

CUSIP Number:  12589QQ82